Exhibit 99.1

Tyme’s SM-88 to be included in Pancreatic Cancer Action Network’s (PanCAN’s) Novel “Precision PromiseSM” Adaptive Phase II/III Pancreatic Cancer Trial Platform

•	Innovative trial design intended to accelerate development of pancreatic cancer therapies

•	Potential pivotal pathway for SM-88 monotherapy in the second-line pancreatic cancer setting

•	Also planning to test SM-88 in combination with standard-of-care treatments

NEW YORK, October 10, 2018 — Tyme Technologies, Inc. (NASDAQ:TYME) announced today an agreement to include SM-88 as an experimental arm in the novel Precision Promise adaptive Phase II/III trial platform sponsored by PanCAN. The objective of Precision Promise is to expedite the study and approval of promising therapies for pancreatic cancer by bringing multiple stakeholders together, including academic, industry and regulatory entities.

The primary goal is to initially study SM-88 as a monotherapy treatment arm for patients who have failed one prior line of chemotherapy. Additionally, it is planned that SM-88 will be evaluated in combination with gemcitabine (Gemzar®) and nab-paclitaxel (Abraxane®) for both first- and second-line subjects.

Overview of Precision Promise

The statistical design of Precision Promise is led by renowned statistician Dr. Donald Berry, who designed the I-SPY breast cancer trials and has over 400 peer-reviewed publications, in collaboration with PanCAN and with guidance from the U.S. Food and Drug Administration (FDA). PanCAN is sponsoring Precision Promise and providing funding to support its goal to change patient outcomes for those suffering from pancreatic cancer.

Some features of Precision Promise’s design include:

•	Adaptive pivotal Phase II/III trial platform of first- and second-line pancreatic cancer patients

•	Primary end point is overall survival

•	Participants are adaptively randomized and are more likely to receive therapies that are performing better

•	Participants can be re-randomized for second-line treatment if they progress on first-line treatment, simplifying enrollment and patient care

•	Two control arms (mFOLFIRINOX and gemcitabine/nab-paclitaxel) provide comparisons for the various experimental arms

•	Minimizes number of participants needed to achieve statistically significant pivotal data for drug registration

•	In-depth biomarker and genomic profiling to be performed on all participants

•	Identifies and then confirms which patient subtypes benefit from which experimental therapies

Precision Promise is expected to launch in the first half of 2019 at 14 high-volume pancreatic cancer treatment centers in the country, which representing some of the nation’s most prestigious medical institutions and oncologists in the field. Two of the Precision Promise clinical sites, Virginia Mason in Seattle and Washington University in St. Louis, are also leading sites in Tyme’s ongoing Phase II trial that is testing monotherapy SM-88 for metastatic pancreatic cancer (TYME-88-PANC; ClinicalTrials.gov Identifier: NCT03512756).

“Precision Promise sets a new standard for what can be accomplished with intelligent, adaptive trial design and could have broad implications for the regulatory pathway of cancer therapeutics,” said Steve Hoffman, Tyme’s Co-Founder and Chief Executive Officer. “In addition, the extraordinary work that PanCAN has done organizing all of the involved parties makes our participation in the program both more cost efficient and operationally simpler than our existing pancreatic program.”

“PanCAN is delighted to be partnering with Tyme to join forces in the fight against pancreatic cancer,” said Julie Fleshman, JD, MBA, PanCAN’s President and Chief Executive Officer. “As the first adaptive, platform clinical trial for pancreatic cancer, Precision Promise is ground-breaking and we expect it to provide insight and results which we hope will bring additional effective treatments in a shorter timeframe to people who are fighting pancreatic cancer.”

Update to SM-88’s Current Pancreatic Development Plan

Participation in Precision Promise is expected to have the following effects on Tyme’s existing pancreatic trial, TYME-88-PANC:

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Stage 1 of TYME-88-PANC: Stage 1 of the ongoing trial is already fully enrolled with more than 36 subjects. Tyme currently continues to expect to provide an interim safety and efficacy analysis in January 2019.

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Stage 2 of TYME-88-PANC: TYME-88-PANC and Precision Promise have a partial overlap of potential eligible patient populations. However, TYME-88-PANC also includes subjects who have already failed two or more prior lines of therapy or have poor functional health (ECOG performance status 2), which typically leaves them with few, if any, treatment options. Therefore, Tyme plans to discuss with the FDA how to amend Stage 2 of TYME-88-PANC for a separate regulatory path focused on this large and underserved patient population. Tyme will pause further enrollment in TYME-88-PANC until these discussions are completed.

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Financial Impact: Because of PanCAN’s considerable financial support and the efficiency of a platform trial, Precision Promise is significantly less expensive on a per participant basis than TYME-88-PANC. Tyme currently expects average quarterly operating cash burn to remain approximately $5 million through the remainder of fiscal year 2019. This expectation includes initiation of both Precision Promise arms and removes expenses associated with Stage 2 of TYME-88-PANC. After evaluating options for an amendment to Stage 2 of TYME-88-PANC, the Company will provide an update of its expectations of any potential impact on cash burn.

Analyst and Investor Conference Call

Tyme management will be hosting a conference call today (October 10, 2018) at 10AM EDT to discuss today’s announcement. Dr. Victoria Manax, Chief Medical Officer of PanCAN; Julie Fleshman, President and CEO of PanCAN; and Dr. Donald Berry, Founder of Berry Consultants, will join the call to discuss details about Precision Promise. The conference call number is (for US callers) (877) 423-9813, (for international callers) (201) 689-8573, passcode 13683971. There will be a replay available until October 17th, and the replay number of the prepared comments is (US) (844) 512-2921 or (international) (412) 317-6671, passcode 13683971.

About PanCAN

The Pancreatic Cancer Action Network (PanCAN) is dedicated to fighting the world’s toughest cancer. In the organization’s urgent mission to save lives, they approach the disease on all fronts: research, clinical initiatives, patient services and advocacy. Their effort is amplified by a nationwide network of grassroots support. They are determined to improve patient outcomes today and to double survival by 2020. For more information about PanCAN, please visit www.pancan.org.

About Tyme

Tyme Technologies, Inc., is a clinical-stage biotechnology company developing cancer therapeutics that are intended to be broadly effective across tumor types and have low toxicity profiles. Unlike targeted therapies that attempt to regulate specific mutations within cancer, the Company’s therapeutic approach is designed to take advantage of a cancer cell’s innate metabolic weaknesses to compromise its defenses, leading to cell death through oxidative stress and exposure to the body’s natural immune system.

For more information, visit www.tymeinc.com.

Forward-Looking Statements/Disclosure Notice

In addition to historical information, this press release contains forward-looking statements under the Private Securities Litigation Reform Act that involve substantial risks and uncertainties. Such forward-looking statements within this press release include, without limitation, statements regarding our drug candidates (including SM-88), their clinical potential and non-toxic safety profiles, our drug development plans and strategies, ongoing and planned clinical trials, preliminary data results and the therapeutic design and mechanisms of our drug candidates; and readers can identify forward-looking statements by sentences or passages involving the use of terms such “believes,” “expects,” “hopes,” “may,” “will,” “plan,” “intends,” “estimates,” “could,” “should,” “would,” “continue,” “seeks,” or “anticipates,” and similar words (including their use in the negative) or by discussions of future matters such as the development and potential commercialization of our lead drug candidate and of other of new products, expected releases of interim or final data from our clinical trials, possible collaborations, the timing, scope and objectives of our planned clinical trials, cash usage forecasts and other statements that are not historical. The forward-looking statements contained in this press release are based on management’s current expectations, which are subject to uncertainty, risks and changes in circumstances that are difficult to predict and many of which are outside of Tyme’s control. These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any historical results and future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, that the information is of a preliminary nature and may be subject to change; uncertainties inherent in research and development, including the ability to achieve clinical study start and completion dates; the possibility of unfavorable study results, including unfavorable new clinical data and additional analyses of existing data; risks associated with early, initial data, including the risk that the final Phase II data may differ from prior study data or preliminary Phase II data; final results of additional clinical trials that may be different from the preliminary data analysis and may not support further clinical development; that past reported data are not necessarily predictive of future patient or clinical data outcomes; whether and when any applications or other submissions for SM-88 may be filed with regulatory authorities; whether and when regulatory authorities may approve any applications or submissions; decisions by regulatory authorities regarding labeling and other matters that could affect commercial availability of SM-88; competitive developments; and the factors described in the section captioned “Risk Factors” of Tyme’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission on June 13, 2018, as well as subsequent reports we file from time to time with the U.S. Securities and Exchange Commission (available at www.sec.gov).

The information contained in this press release is as of release date and Tyme assumes no obligation to update forward-looking statements contained in this release as a result of future events or developments.

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